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John Hancock Financial Services

Law Sector                         [LOGO OF JOHN HANCOCK(R) FINANCIAL SERVICES]
US Insurance Law
John Hancock Place C-1
P.O. Box 111
Boston, Massachusetts
02117-0111

                                 June 25, 2007

Re: John Hancock Life Insurance Company (U.S.A.) Separate Account A (the
    "Account")
    John Hancock Life Insurance Company (U.S.A.) (the "Company")
    File No. 333-141692, Pre-Effective Amendment # 1, Form N-6
    (the "Registration Statement")

Dear Madam/Sir:

As counsel to the Company, I am rendering the following opinion in connection with the filing with the Securities and Exchange Commission of the above Registration Statement under the Securities Act of 1933 for registration of interests in the Account funding the Company's flexible premium survivorship variable universal life insurance policies (the "Policies").

In the course of preparing this opinion, I have reviewed the corporate records with respect to the Account, and such other matters as I deemed necessary and appropriate. Based on such review, I am of the opinion that the Policies (and interests therein) which are the subject of the Registration Statement will, when sold, be legally issued and represent binding obligations of the Company, the depositor for the Account.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ James C. Hoodlet
-------------------------
James C. Hoodlet
Vice Pesident and Counsel